Exhibit 10.5

SERIES C FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT is made as of March 11, 2002 by and between Avicena Group, Inc., a Delaware corporation with its principal place of business at One Cambridge Center, 5th Floor, Cambridge, MA 02142 (the “Company”), and H.K. Properties Limited, an Isle of Man company with an office at c/o WorldCare, 11 rue de la Boetie, Paris, France 75008 (the “Advisor”).

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Services.

(a) The Advisor has identified investors who are purchasing 410,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) at a price of $1.00 per share on the date hereof.

(b) The Advisor undertakes to use its best efforts to identify investors who will purchase an additional 3,590,000 shares of Series C Preferred Stock at a price of $1.00 per share on or before August 31, 2002.

(c) During the Advisory Period (as defined below), the Advisor agrees to provide such other financial advisory and related services on a “best efforts” basis to and for the Company as the Company may reasonably request from time to time. Such services may include:

(i) advice on equity offerings by the Company;

(ii) advice on debt financing by the Company;

(iii) advice on investor communications and investor relations;

(iv) advice with respect to the development of the Company’s financial strategy;

(v) identification and evaluation of prospective partners for the Company and assistance with negotiations;

(vi) development of strategic business relationships for the Company; and

(vii) such other financial advisory services as may be reasonably requested by the Company.

Advisor shall use its best efforts to provide such services at such times and places as may be reasonably requested by the Company from time to time. The Advisor shall provide the advisory services hereunder in a professional and businesslike mariner and shall make available such skilled personnel as may be required to discharge the Advisor’s duties hereunder.

2. Term and Termination.

(a) Advisory Period. The term of this Agreement (the “Advisory Period”) shall be three years commencing on the date hereof.

(b) Termination. Notwithstanding the foregoing, this Agreement and the Advisory Period may be terminated immediately upon written notice by the Company to the Advisor in the event of any breach of the terms of this Agreement by the Advisor, any threatened breach of the terms of Section 4 of this Agreement by the Advisor, or gross negligence, willful misconduct or dishonesty on the part of the Advisor in connection with its relationship with the Company. The Advisor may terminate this Agreement and the Advisory Period if the Company fails to make any payment owed to the Advisor hereunder. The provisions of Sections 3(d), 4 and 5 shall survive the expiration or termination of this Agreement.

3. Compensation.

(a) Advisory Fees. The Company shall pay to the Advisor a financial advisory fee equal to 10% of the total purchase price of all shares of Series C Preferred Stock sold to investors identified by the Advisor (the “Transaction”), concurrently with the sale of such shares.

(b) Expenses. Unless the Board of Directors of the Company otherwise determines, the Company shall pay or reimburse the Advisor up to $10,000 in respect of legal fees and other expenses incurred by the Advisor in connection with the Transaction. The Advisor shall submit to the Company itemized statements of such expenses in a form satisfactory to the Company and accompanied by such supporting documentation as the Company may reasonably request.

(c) Options. In consideration of the Advisor’s entering into this Agreement and the future services to be performed by the Advisor, the Company shall grant to the Advisor, or one or more persons or entities designated by Advisor, nonqualified stock options (the “Options”) to purchase one share of the Company’s Common Stock for each share of Series C Preferred Stock sold to investors identified by the Advisor, up to an aggregate of 4,000,000 shares of the Company’s Common Stock, at an exercise price of $.10 per share. The Options will be issued to the Advisor, or one or more persons or entities designated by Advisor, pro rata as the Company sells shares of its Series C Preferred Stock to investors identified by the Advisor, pursuant to, and in accordance with, the terms of Nonqualified Stock Option Agreements in the form attached hereto as Exhibit A, which provides, among other things, that such Options will be fully vested upon issuance.

(d) Benefits. Neither the Advisor nor its officers, agents or employees shall be entitled to any benefits, coverages or privileges made available to employees of the Company.

4. Confidentiality and Inventions.

(a) The Advisor acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it and its officers, agents and employees will have access to and contact with confidential and proprietary information of the Company (“Confidential Information”). The Advisor agrees that neither it nor its officers, agents or employees will, during the Advisory Period or at any time thereafter, disclose to others, or use for any purpose except providing services hereunder, any Confidential Information; provided, however, that the Advisor’s obligations under this Section 4 shall not apply to the extent that such Confidential Information:

(i) is or becomes generally known to the public through no wrongful act on the part of the Advisor;

(ii) is in the Advisor’s possession at the time of disclosure otherwise than as a result of earlier disclosure by the Company, disclosure by a source under a duty of confidentiality with respect to such information to the Company or another party, or Advisor’s breach of any legal obligation;

(iii) becomes known to the Advisor through disclosure by sources other than the Company under no duty of confidentiality with respect to such information to the Company or another party; or

(iv) is required to be disclosed by the Advisor to comply with applicable laws or governmental regulations, provided that the Advisor provides prior written notice of such disclosure to the Company and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

(b) Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all documents and materials embodying Confidential Information.

(c) All inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others and whether during normal business hours or otherwise, during the course of the performance of services by the Advisor pursuant to this Agreement (“Inventions”), shall be the sole property of the Company. The Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, utility models, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States, Europe and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(d) The Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

5. Remedies. The Advisor acknowledges and agrees that the agreements and restrictions contained in Section 4 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. The Advisor acknowledges and agrees that any breach of the provisions of Section 4 will cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

6. Representations of the Advisor. The Advisor shall use its best efforts in the performance of its obligations under this Agreement. The Advisor represents that its retention as an Advisor to the Company and its performance under this Agreement does not, and shall not, breach any agreement that obligates it or any of its officers, agents or employees to keep in confidence any trade secrets or confidential or proprietary information of it or any of them or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Neither the Advisor nor any officer, agent or employee of the Advisor shall disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7. Independent Contractor Status. The Advisor and each of its officers, agents and employees shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Neither the Advisor nor its officers, agents or employees are authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8. Officers, Agents and Employees. The Advisor represents and warrants that each of its officers, agents and employees who may have contact with Confidential Information or who may otherwise be involved with the provision of services by the Advisor hereunder shall be bound by agreements relating to the non-disclosure of confidential information and assignment of inventions on terms substantially identical to those contained in Section 4.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon delivery by hand, (ii) two business days after deposit with an express courier service for delivery no later than two business days after such deposit, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9, or (iii)

upon confirmation of transmittal by telecopy, with a hard copy sent in accordance with the preceding clause (ii), to the telecopy number set forth beneath a party’s signature below or to such other telecopy number or numbers as either party shall designate to the other in accordance with this Section 9.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to, and supersedes all prior agreements and understandings, whether written or oral, relating to, the subject matter of this Agreement.

11. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to conflict of laws provisions.

12. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to substantially all of its assets and business; provided, however, that the obligations of the Advisor are personal and shall not be assigned by it except that the Options granted pursuant to this Agreement may be assigned or otherwise transferred in accordance with the provisions of the Securities Act of 1933, as amended.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AVICENA GROUP, INC.

By:	/s/ Nasser Menhall
Nasser Menhall
President

Telecopy No.: 617-250-5168

Advisor

H.K. PROPERTIES LIMITED

By:	/s/ Wael El Bahey
Name: Wael El Bahey
Title: Director

Telecopy No.: 617-374-9991

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